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                                                               EXHIBIT 11.0



                                 MICROCOM, INC.

                       CALCULATION OF NET INCOME PER SHARE
      FOR THE THREE AND NINE MONTH PERIODS ENDED DECEMBER 31, 1996 AND 1995


                                   (Unaudited)


(In thousands, except per share amounts)

                                                              Three Months Ended       Nine Months Ended
                                                              -------------------     -------------------

                                                               1996        1995        1996        1995
                                                              -------     -------     -------     -------

Net income .................................................  $ 1,884     $ 3,459     $ 2,813     $ 8,662
                                                              =======     =======     =======     =======

Reconciliation of average number of shares outstanding to
  amount used in net income per share computation:
   Weighted average number of shares outstanding ...........   16,051      15,339      15,962      14,054
   Assumed exercise of stock options .......................      739       1,376         856       1,142
                                                              -------     -------     -------     -------
   Weighted average number of shares outstanding,
     as adjusted ...........................................   16,790      16,715      16,818      15,196
                                                              =======     =======     =======     =======

Net income per share .......................................  $   .11     $   .21     $   .17     $   .57
                                                              =======     =======     =======     =======


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